Exhibit 99.1

Mesa Offshore Trust Announces No Trust Income for March 2010

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS RELEASE

For Immediate Release

Austin, Texas March 19, 2010 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of March 2010 for Unitholders of record on March 31, 2010.  As previously announced, the Trust is in the process of liquidation.  The Trustee has approved an initial liquidating distribution to unitholders of $0.116328 per unit (approximately $8.37 million in the aggregate) on or about March 24, 2010 to unitholders of record as of February 22, 2010.

The Trustee will hold in reserve amounts deemed by it necessary to cover estimated expenses associated with the winding up and termination of the Trust.  Amounts remaining after completion of the termination of the Trust, if any, will be paid to unitholders as of the record date above in one or more final liquidating distributions.

The Trust will not receive any Royalty income from the Working Interest Owner for the month of March 2010.

Pioneer is also moving forward with the final accounting relating to the termination, liquidation and wind-up of the Mesa Offshore Royalty Partnership (the “Partnership”) in accordance with the settlement agreement and the Partnership’s First Amended and Restated Articles of General Partnership.  Pioneer expects to complete that process by the end of the first quarter 2010.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701